 Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Ucommune International Ltd. on Form S-8 of our report dated March 30, 2020, which includes an explanatory paragraph as to Orisun Acquisition Corp’s. (now known as Ucommune International Ltd) ability to continue as a going concern, with respect to our audits of the financial statements of Orisun Acquisition Corp. (now known as Ucommune International Ltd) as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and for the period from October 22, 2018 (inception) through December 31, 2018 appearing in the Annual Report on Form 10-K of Orisun Acquisition Corp. for the year ended December 31, 2019. We were dismissed as auditors on November 17, 2020 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum llp

Marcum llp

New York, NY

March 10, 2021